Exhibit (h)(xxii)

FUND SERVICING AGREEMENT

This Fund Servicing Agreement (this “Agreement”) is made and entered into effective as of the last day written on the signature page (the “Effective Date”) by and between Exchange Place Advisors Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“GFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, GFS is, among other things, in the business of providing administration, accounting, and transfer agency functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain GFS to provide certain services, as expressly delineated and limited herein, to each exchange traded fund series (“ETF Series”) of the Trust listed on Exhibit A hereto (as amended from time to time) (collectively, the “Funds”); and

WHEREAS, each ETF Series issues shares of beneficial interest (“Shares”) for each ETF Series. The Shares shall be created and redeemed in bundles called “Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem Shares of each ETF Series only in Creation Units principally in kind or in cash for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of a ETF Series, included in the Trust’s registration statement on Form N-1A; and as authorized under the Order of Exemption granted by the Securities and Exchange Commission. Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the ETF Series’ Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust. The Trust wishes to engage GFS to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares, as the Trust’s agent, namely to provide transfer agent services for Shares of each ETF Series; and to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants. The Trust has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of a Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series. The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of GFS as Service Provider.

a.	The Trust hereby appoints GFS as a service provider to the Trust on the terms and conditions set forth in this Agreement, and GFS hereby accepts such appointment and agrees to perform the services and duties set forth on Exhibit B (the “Services”) in accordance with the terms and conditions of this Agreement. The services and duties of GFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against GFS hereunder.

b.	GFS shall not be bound by any Trust policies or procedures, or changes thereto, that purport to impose any additional duties, obligations, or care on GFS other than as expressly set forth herein, or that purport to affect in any way the Services or the manner in which they are provided.

c.	The Services set forth herein may not be modified or enlarged by implication or course of dealing between the Parties.

d.	GFS may use its affiliates or third-parties to provide any of the Services. Any such party shall be held to the same standard of care as GFS would be under this Agreement, and GFS shall be responsible for the provision of such Services to the same extent as if provided by GFS. The Trust consents to the use of such parties and to GFS providing to such parties any information regarding the Trust or its shareholders, in compliance with the terms of this Agreement and applicable law, as may be required to provide such Services.

e.	GFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment.

f.	The Trust or its agent shall furnish to GFS the data necessary to perform the Services described herein at such times and in such form as mutually agreed upon.

g.	The Trust may from time-to-time request that GFS modify its internal operating procedures with respect to the provision of the Services, which request shall be provided in writing by a duly authorized officer of the Trust or by any other person authorized by the Trust to provide such request. GFS is under no obligation to agree to such modifications. If GFS agrees to comply with such request, then it shall be entitled to follow such modified operating procedure without further inquiry or diligence, and its actions or inactions in connection with following such modified operated procedures shall be deemed to be within its standard of care under Section 10 for all purposes.

2.	Compensation.

GFS shall be compensated for providing the Services in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). GFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit C hereto as are reasonably incurred by GFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify GFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to GFS shall only be paid out of the assets and property of the particular Fund involved.

3.	Reserved.

4.	Lost Shareholder Due Diligence Searches and Servicing.

The Trust hereby acknowledges that GFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes GFS to conduct a more in-depth search in order to seek to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder. There can be no guarantee that any in-depth search will be successful.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs.

a.	The Trust acknowledges that it had an opportunity to review, consider and approve the written procedures provided by GFS describing various processes used by GFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

b.	The Trust hereby instructs and directs GFS to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by GFS and any such amended Procedures will be provided to the Trust. Should the Trust desire that GFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in writing in the attached fee schedule.

c.	The Trust acknowledges and agrees that although it is directing GFS to implement the Procedures on its behalf, GFS is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and adoption by the Trust’s board of Trustees (the “Board”) of the Trust’s own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

d.	The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust. The Trust has had the opportunity to discuss the Procedures with GFS, and the Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust. Without limitation of the foregoing, GFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

e.	The Trust hereby directs, and GFS acknowledges, that GFS shall (i) permit federal regulators access to such information and records maintained by GFS and relating to GFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect GFS’ implementation of the Procedures on behalf of the Trust.

6.	Reserved.

7.	Reserved.

8.	Representations & Warranties.

a.	The Trust hereby represents and warrants to GFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), will be made effective prior to the Effective Date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the Effective Date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

v.	All records of the Trust provided to GFS by the Trust or by any prior or present service provider of the Trust are accurate and complete and GFS is entitled to rely on all such records in the form provided.

b.	GFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by GFS in accordance with all requisite action and constitutes a valid and legally binding obligation of GFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Reserved.

10.	Standard of Care; Indemnification; Limitation of Liability.

a.	GFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither GFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with GFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond GFS’ reasonable control, except a loss arising out of or relating to GFS’ material breach of this agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement.

b.	Notwithstanding any other provision of this Agreement, if GFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless GFS, its affiliates, and its and their officers, directors, managers, employees, and suppliers (the “GFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively “Losses”) that any such GFS Indemnified Party may sustain or incur or that may be asserted against a GFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a GFS Indemnified Party by any duly authorized officer of the Trust or by any other person authorized by the Trust to provide such instruction, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to GFS’ material breach of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. If requested by a GFS Indemnified Party, the Trust shall advance (within thirty days of such request) any and all costs and expenses of such GFS Indemnified Party incurred in connection with any Losses or investigating or defending any matter to which such GFS Indemnified Party may be entitled to indemnification including, without limitation, attorneys’ and experts’ fees. The GFS Indemnified Party shall, in connection with any such advancement, agree to an undertaking to repay such advancement if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgement that the GFS Indemnified Party is not entitled to be indemnified by the Trust.

c.	GFS shall indemnify and hold the Trust and its trustees, officers, and employees (collectively the “Trust Indemnified Parties”) harmless from and against any and all Losses that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by GFS as a result of GFS’ material breach of this Agreement, or from GFS’ bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of GFS, its successors and assigns, notwithstanding the termination of this Agreement. GFS’ total liability to the Trust under this Agreement shall not exceed the total fees paid to GFS by the Trust over the prior three (3) years.

d.	In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefore.

e.	In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, GFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. GFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of GFS. GFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect GFS’ premises and operating capabilities at any time during regular business hours of GFS, upon reasonable notice to GFS. Moreover, GFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of GFS relating to the services provided by GFS under this Agreement.

f.	Notwithstanding anything herein to the contrary, GFS reserves the right to reprocess and correct administrative errors at its own expense.

g.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Unless it reserves any rights to deny indemnification, the indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim and shall be totally responsible for any liability of the indemnitee, and the indemnitee shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

h.	The indemnity and defense provisions set forth in this Section 10 shall indefinitely survive the termination and/or assignment of this Agreement.

i.	If GFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve GFS of any of its obligations in such other capacity.

j.	In conjunction with the tax services provided to the Fund by GFS hereunder, GFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by GFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in GFS’ administrative capacity. GFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by GFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by GFS. GFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by GFS to a Fund. The tax information provided by GFS shall be pertinent to the data and information made available to GFS, and is neither derived from nor construed as tax advice.

k.	The Trust shall, upon the request of GFS, reimburse GFS and its affiliates for the reasonable costs and expenses incurred by GFS and its affiliates in responding to any subpoena or governmental or regulatory inquiry, investigation, or other information request related to the Trust, any Fund, or the Services provided by GFS under this Agreement.

11.	Proprietary and Confidential Information.

a.	GFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities or pursuant to legal process, (iii) to defend a claim brought against GFS arising out of or related to any Services provided hereunder, or (iv) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of GFS or any of its employees, agents or representatives, and information that was already in the possession of GFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

b.	GFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders. GFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Trust (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Trust, GFS shall provide a written description of its Information Security Program. GFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trust, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). GFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. GFS shall bear the cost of the Security Breach only if GFS is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, GFS shall promptly cooperate with the Trust or any of its affiliates’ regulators at GFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

c.	The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of GFS, all non-public information relative to GFS (including, without limitation, information regarding GFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by GFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the GFS. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from GFS, shall not be subject to this paragraph.

d.	The Trust shall not make or change any written representations regarding the services provided by or the responsibilities of GFS or its affiliates under this Agreement, whether in the Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to GFS or its affiliates any duties or responsibilities under this Agreement that are not specifically stated herein.

e.	Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of GFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) GFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

f.	Nothing in this Agreement is intended to limit a party or any other person from affirmatively reporting to, initiating communications directly with, or providing information and documents (with the exception of information or documents that are subject to legal or other applicable privilege) to any governmental entity, regulator, or self-regulatory organization regarding possible violations of law or regulation without prior notice to the disclosing party.

12.	Records.

GFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. GFS agrees that records relating to the services to be performed by GFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request, provided, however, that the Trust shall bear the reasonable cost of transfer (including, without limitation, costs related to image conversions), and GFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Trust acknowledges and agrees that if the Trust elects to use an FTP or other electronic transmission method to communicate trade instructions to GFS the Trust shall be responsible for maintaining the Trust’s records as they relate to the Trust’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

13.	Compliance with Laws.

a.	The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Securities Act; the Exchange Act; the 1940 Act; the Investment Advisers Act of 1940, as amended; the Internal Revenue Code of 1986, as amended (the “Code”); the Sarbanes-Oxley Act of 2002 (the “SOX Act”); the USA PATRIOT Act of 2001; and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. GFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

b.	The Trust shall immediately notify GFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

c.	If, and only to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to GFS and the Trust the following provisions shall apply:

i.	The parties agree GFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree GFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by GFS, the transfer of Personal Data to GFS, and the transfer of Personal Data by GFS to third countries or regulatory organizations.

ii.	The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

iii.	GFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging GFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which GFS is subject. In the event GFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

iv.	The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

v.	GFS shall:

1.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

2.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

3.	only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to GFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

[1]	For the avoidance of doubt, GFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

4.	beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;

5.	taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

6.	provide reasonable assistance to the Trust in ensuring its compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to GFS, and inform the Trust of Personal Data breaches without undue delay;

7.	at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

8.	make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

vi.	Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

14.	Term of Agreement; Amendment.

a.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

b.	Subject to Section 15, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

c.	GFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause GFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds or the Trust would reflect unfavorably upon GFS’ reputation, provided that in such event GFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

d.	This Agreement shall automatically terminate with respect to any Funds with respect to which the Trust fails to maintain an effective registration statement under the 1940 Act and, if applicable, the Securities Act, or appropriate state securities law filings as necessary to enable the Trust to make a continuous public offering of its shares with respect to such Fund.

e.	This Agreement may be terminated by the non-breaching party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

f.	This Agreement may not be amended or modified in any manner except by written agreement executed by GFS and the Trust and authorized or approved by the Trust’s Board.

15.	Early Termination.

In the absence of a breach of a material term of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all fees associated with converting services to successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all monthly fees through the remaining term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund); and

d.	all miscellaneous costs associated with a. and b. above.

16.	Duties in the Event of Termination.

In the event that, in connection with termination, a successor to any of GFS’ duties or responsibilities hereunder is designated by the Trust by written notice to GFS, GFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by GFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which GFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from

GFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that GFS is obligated under applicable law, regulation, or rule to continue following the termination. GFS is authorized to destroy such books, records, and other data following termination in accordance with its record retention policy and applicable regulatory requirements if the Trust or its designee do not take possession of such records.

17.	Assignment.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of GFS, or by GFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.

18.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship.

a.	Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

b.	The Trust acknowledges that the Board and officers of the Trust are responsible for management of the Trust and Fund and that GFS has no duties or obligations to manage or control the Trust or any Fund. Any duties and obligations of GFS are strictly limited to those set forth herein.

c.	The Trust acknowledges and agrees that if any employee of GFS or any of its affiliates serves as a trustee of the trust such person is serving in their own individual capacity at the pleasure of the shareholders of the Trust and not as a representative or under the direction of GFS or any of its affiliates.

d.	The Trust acknowledges and agrees that if any employee of GFS or any of its affiliates serves as an officer of the trust, or in any other similar capacity, such person is engaged in such position at the direction of, and subject to the supervision and oversight of, and removal by, the Board of the Trust, and when such person is acting in such capacity they are doing so on behalf of the Trust and not as a representative or under the direction of GFS or any of its affiliates.

20.	Services Not Exclusive.

Nothing in this Agreement shall limit or restrict GFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Regulatory Services.

Nothing in this Agreement shall be deemed to appoint GFS or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of GFS or its affiliates (whether relating to assisting in the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of GFS and its affiliates who are attorneys do not represent the Trust and the Trust is responsible for engaging its own legal counsel to review all services provided by GFS and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between the Trust and GFS (or any employee of GFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

23.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, to the other party’s address set forth below:

Notice to GFS shall be sent to:

U.S. Bank Global Fund Services
777 E. Wisconsin Ave.
Milwaukee, WI 53202

Attn: GFS Contracts

and notice to the Trust shall be sent to:

Exchange Place Advisors Trust
c/o Ultimus Fund Solutions, LLC
225 Pictoria Drive, Suite 450
Cincinnati, OH 45246
Attn: Secretary of the Trust

24.	No Third-Party Rights.

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of its various data service providers.

25.	Multiple Originals; Electronic Signatures.

a.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

b.	This Agreement may be executed by means of electronic signatures, and a signed copy of this Agreement transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the last date written below.

Exchange Place Advisors Trust		U.S. Bancorp Fund Services, LLC

By:		By:
Name:	Ian Martin	Name:	Elizabeth Scalf
Title:	President	Title:	Senior Vice President
Date:	August 17, 2026	Date:	August 18, 2026

EXHIBIT A

Fund List

Lone Peak International Value ETF
Lone Peak SMID Value ETF

EXHIBIT B

Services

CORE SERVICES

I.	Transfer Agent, Shareholder & Account Services

A.	Record the issuance of shares of the Trust and maintain a record of the total number of shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized shares. GFS shall have no obligation, when recording the issuance of Shares, to monitor the number of issued shares relative to the number of authorized shares.

B.	Prepare ad-hoc reports as necessary.

C.	GFS shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund.

1.	Facilitate purchases and redemption of Creation Units;

2.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

3.	Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

4.	Prepare and transmit to the Trust and to any applicable securities exchange (as specified to GFS by the Trust) information with respect to purchases and redemptions of Shares;

5.	On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to GFS and the Trust the number of outstanding Shares;

6.	On days that the Trust may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to the Trust and DTC the amount of Shares purchased on such day;

7.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

8.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

9.	Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

10.	Maintain those books and records of the Trust specified by the Trust and agreed upon by GFS;

11.	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

12.	Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

13.	Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and

14.	Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant.

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit C or at GFS’ then current standard rates for such services if not specified.

GFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY OF FUND DATA RECEIVED, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OF SUCH INFORMATION OR ITS FITNESS FOR A PARTICULAR PURPOSE.

EXHIBIT C

Fees

Transfer Agent fees to be billed through U.S. Bank, N.A. as Custodian for the Trust.